Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela Matthews
Chief Financial Officer and	Director of Investor Relations
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	+1 (415) 738-6532
+1 (415) 738-6520

DIGITAL REALTY TRUST, INC. REPORTS THIRD QUARTER 2009 RESULTS

Strong performance drives FFO increase of 4.2% in the third quarter

Highlights:

•	Reported FFO of $0.74 per diluted share and unit for the quarter ended September 30, 2009;

•	Reported net income for the quarter ended September 30, 2009 of $23.9 million and net income available to common stockholders of $12.4 million, or $0.16 per diluted share;

•	Commenced leases on approximately 101,000 square feet during the third quarter at an average annualized GAAP rent of approximately $170 per square foot, including non technical space;

•

Completed three acquisitions, including a controlling interest in a joint venture redevelopment project in suburban Dallas, a fully leased facility in Silicon Valley, and the remaining noncontrolling ownership interest in a fully leased facility in Silicon Valley from the Company’s joint venture partner;

•	Completed a £23.8 million secured mortgage financing in October;

•	Received a $30.0 million commitment under the revolving credit facility from a new lender;

•	Completed a €30.0 million secured mortgage financing scheduled to fund in December 2009;

•	Announced initial quarterly common stock dividend increase of 9.1% to $0.36 per share paid September 30, 2009;

•	Announced second quarterly common stock dividend increase of 25.0% to $0.45 per share payable January 15, 2010; and

•	Raised the low end of 2009 annual FFO guidance range to $2.88 per diluted share and unit.

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

San Francisco, Calif. (October 29, 2009) – Digital Realty Trust, Inc. (NYSE: DLR), the leading owner and manager of corporate and Internet gateway datacenter facilities, today announced financial results for the third quarter of 2009. The Company reported total operating revenues of $163.2 million in the third quarter of 2009, up 5.3% from $155.0 million in the second quarter of 2009 and up 14.9% from $142.0 million in the third quarter of 2008.

Funds from operations (“FFO”) on a diluted basis was $74.7 million in the third quarter of 2009, or $0.74 on a diluted per share and unit basis, up 4.2% from $0.71 per diluted share and unit in the previous quarter, and up 8.8% from $0.68 per diluted share and unit in the third quarter of 2008.

“There were no material non-recurring items impacting FFO or net income in the quarters ended September 30 and June 30, 2009. For the quarter ended September 30, 2008, the FFO of $0.68 per diluted share and unit included additional FFO from certain significant items that do not represent ongoing revenue streams (primarily lease termination fees). After adjusting for these items, FFO would have been $0.62 per diluted share and unit. This represents an FFO increase of 19.4% over the same period last year after adjusting for these items,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust.

Net income for the third quarter was $23.9 million, up 12.7% from $21.2 million in the second quarter of 2009 and up 29.9% from $18.4 million in the third quarter of 2008. Net income available to common stockholders in the third quarter was $12.4 million, or $0.16 per diluted share, compared to $10.3 million, or $0.13 per diluted share in the second quarter of 2009, and up from $7.5 million, or $0.10 per diluted share in the third quarter of 2008.

“We are pleased to report another strong performance in the third quarter,” commented Michael F. Foust, Chief Executive Officer of Digital Realty Trust. “Our strong balance sheet, leading global market position in the wholesale datacenter space and unmatched technical expertise continue to provide us with opportunities to expand our business. We expect income producing acquisitions will take a larger role in our investment strategy, contributing external earnings growth to complement internal growth from our ongoing development and leasing activities.”

FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation of U.S. GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

Acquisitions and Leasing Activity

In September, the Company acquired a controlling interest in a joint venture redevelopment project. Digital Realty Trust Datacenter Park – Dallas, formerly known as Collins Technology Park, consists of seven buildings totaling approximately 796,000 square feet, ranging in size from 15,000 square feet to 250,000 square feet. The 69-acre property also contains several developable land sites and a private substation with 40 MW of immediate availability, which is expandable up to 125 MW. Concurrent with the acquisition, the joint venture assumed a $17 million secured loan on the property at an interest-only rate of 5.0%. Additionally, the Company acquired 444 Toyama Drive, a 42,000 square foot fully leased operating datacenter located in Sunnyvale, California, as well as the remaining noncontrolling ownership interest in 1525 Comstock Street, a 42,000 square foot property located in Santa Clara, California from its joint venture partner.

For the quarter ended September 30, 2009, the Company commenced leases totaling approximately 101,000 square feet of space. This includes approximately 90,000 square feet of Turn-Key Datacenter® space leased at an average annual GAAP rental rate of $187.00 per square foot and approximately 11,000 square feet of non-technical space leased at an average annual GAAP rental rate of $25.00 per square foot.

Balance Sheet Update

Total assets grew to approximately $3.5 billion at September 30, 2009, from $3.3 billion at December 31, 2008. Total debt at September 30, 2009 was approximately $1.6 billion and at December 31, 2008 was approximately $1.4 billion. Stockholders’ equity was approximately $1.6 billion at September 30, 2009, up from $1.5 billion at December 31, 2008.

In August, the Company received a $30.0 million commitment under its revolving credit facility from a new lender, increasing total commitments from $720.0 million to $750.0 million, the maximum amount available under the terms of the revolving credit facility. Concurrently, the sub-facility for multicurrency advances increased from $485.0 million to $515.0 million.

In September the Company completed and executed documents for a five-year, €30.0 million interest-only secured mortgage financing for Clonshaugh Industrial Estate II located in Dublin, Ireland. The loan is scheduled to fund in early December 2009. Based on the current swap rate, the all-in interest rate is approximately 7.37%.

Subsequent to the end of the quarter, the Company closed a five-year £23.8 million loan secured by two properties located in the United Kingdom, Cressex 1 in suburban London and Manchester Technopark in Manchester. The interest rate is 5.68%.

“Our strong liquidity position and conservative capital structure provide us with a solid platform to further expand our business in the coming year,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust. “As we approach the end of the year, we are raising the low end of our 2009 annual FFO guidance to $2.88 per diluted share and unit. We plan to provide 2010 guidance in November.”

2009 Revised Outlook

FFO per diluted share and unit for the year ending December 31, 2009 is projected to be between $2.88 and $2.90, compared to the previous 2009 FFO guidance of between $2.80 and $2.90 per diluted share and unit. This revised guidance represents projected FFO growth of 11.2% to 12.0% over FFO per diluted share and unit of $2.59 for the year ended December 31, 2008. A reconciliation of the range of 2009 projected net income to projected FFO follows:

(Low - High)
Net income available to common stockholders per share	$0.58 - 0.60
Add:
Real estate depreciation and amortization as adjusted for noncontrolling interests	$2.41
Less:
Dilutive impact of convertible stock and exchangeable debentures	$(0.11)

Projected FFO per diluted share and unit	$2.88 - 2.90

Investor Conference Call Details

Digital Realty Trust will host a conference call on Thursday, October 29, 2009 at 1:00 pm ET/10:00 am PT to discuss its third quarter 2009 financial results and operating performance. The conference call will feature Chief Executive Officer, Michael Foust and Chief Financial Officer and Chief Investment Officer, A. William Stein. To participate in the live call, investors are invited to dial 877-941-8609 (for domestic callers) or 480-629-9818 (for international callers) and quote the conference ID #4159375 at least five minutes prior to start time. A live webcast of the call will be available via the

Investor Relations section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available until November 4, 2009. The telephone replay can be accessed by dialing 800-406-7325 (for domestic callers) or 303-590-3030 (for international callers) and using reservation code 4159375#. A replay of the webcast will also be archived on Digital Realty Trust’s website.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, redevelops, develops and manages technology-related real estate. The Company is focused on providing Turn-Key Datacenter® and Powered Base Building® datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. Digital Realty Trust’s 78 properties, excluding one property held as an investment in an unconsolidated joint venture, contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacenter tenants. Comprising approximately 13.8 million rentable square feet as of September 30, 2009, including 1.9 million square feet of space held for redevelopment, Digital Realty Trust’s portfolio is located in 27 markets throughout North America and Europe. For additional information, please visit Digital Realty Trust’s website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward looking statements include statements related to the Company’s expected future financial and other results, and the assumptions underlying such results, as well as statements related to the company’s future acquisitions, leasing and financing plans. These risks and uncertainties include the impact of the current deterioration in global economic and market conditions; adverse economic or real estate developments in our markets or the industry sectors that we sell to; decreases in information technology spending; our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; downturn of local economic conditions in our geographic markets; our inability to comply with the rules and regulations applicable to public companies or to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; our failure to obtain necessary outside financing; restrictions on our ability to engage in certain business activities; risks related to joint venture investments; decreased rental rates or increased vacancy rates; inability to successfully develop and lease new properties and space held for redevelopment; difficulties in identifying properties to acquire and completing acquisitions; increased competition or available supply of data center space; our failure to successfully operate acquired properties; our inability to acquire off-market properties; delays or unexpected costs in development or redevelopment of properties; our failure to maintain our status as a REIT; possible adverse changes to tax laws; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2008 and subsequent reports on Form 10-Q and Form 8-K. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc.

Condensed Consolidated Income Statements

(in thousands, except share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
		(adjusted)		(adjusted)
Operating Revenues:

Rental	$130,878	$102,449	$374,347	$293,161
Tenant reimbursements	32,236	29,882	92,807	77,367
Other	113	9,685	214	9,811

Total operating revenues	163,227	142,016	467,368	380,339

Operating Expenses:

Rental property operating and maintenance	45,278	39,859	130,152	107,483
Property taxes	9,295	8,689	27,655	25,335
Insurance	1,495	1,252	4,439	3,655
Depreciation and amortization	50,439	46,548	145,926	125,292
General and administrative	10,660	11,261	30,802	29,730
Other	404	749	689	1,058

Total operating expenses	117,571	108,358	339,663	292,553

Operating income	45,656	33,658	127,705	87,786

Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	1,091	178	2,948	509
Interest and other income	90	453	736	1,515
Interest expense	(22,559)	(15,716)	(63,991)	(45,874)
Income tax expense	(333)	(154)	(1,061)	(969)
Loss from early extinguishment of debt	—	—	—	(182)

Net Income	23,945	18,419	66,337	42,785

Net income attributable to noncontrolling interests	(1,438)	(833)	(3,062)	(1,426)

Net Income Attributable to Digital Realty Trust, Inc.	22,507	17,586	63,275	41,359

Preferred stock dividends	(10,101)	(10,102)	(30,303)	(28,462)

Net Income Available to Common Stockholders	$12,406	$7,484	$32,972	$12,897

Net income per share available to common stockholders:
Basic	$0.16	$0.11	$0.44	$0.19
Diluted	$0.16	$0.10	$0.43	$0.19

Weighted average shares outstanding:
Basic	76,301,577	70,916,019	75,714,757	67,425,030
Diluted	77,674,137	73,338,871	76,450,131	69,440,812

Digital Realty Trust

Consolidated Balance Sheets

(in thousands)

	September 30, 2009	December 31, 2008
	(unaudited)
ASSETS

Investments in real estate
Properties:
Land	$364,010	$316,318
Acquired ground leases	2,795	2,733
Buildings and improvements	2,770,434	2,467,830
Tenant improvements	270,490	255,818

Investments in properties	3,407,729	3,042,699
Accumulated depreciation and amortization	(418,794)	(302,960)

Net investments in properties	2,988,935	2,739,739
Investment in unconsolidated joint venture	8,354	8,481

Net investments in real estate	2,997,289	2,748,220
Cash and cash equivalents	41,152	73,334
Accounts and other receivables, net	45,404	39,108
Deferred rent	134,458	99,957
Acquired above market leases, net	27,255	31,352
Acquired in place lease value and deferred leasing costs, net	213,239	222,389
Deferred financing costs, net	21,357	16,275
Restricted cash	36,813	45,470
Other assets	15,451	4,940

Total Assets	$3,532,418	$3,281,045

LIABILITIES AND EQUITY

Revolving credit facility	$149,838	$138,579
Unsecured senior notes	83,000	58,000
Mortgage loans	935,206	1,026,594
4.125% exchangeable senior debentures due 2026, net of discount	164,826	161,901
5.50% exchangeable senior debentures due 2029	266,400	—
Accounts payable and other accrued liabilities	153,072	171,176
Accrued dividends and distributions	—	26,092
Acquired below market leases, net	67,099	76,660
Security deposits and prepaid rents	58,818	46,967

Total Liabilities	1,878,259	1,705,969

Equity:
Stockholders’ equity	1,573,859	1,503,921
Noncontrolling interests	80,300	71,155

Total Equity	1,654,159	1,575,076

Total Liabilities and Equity	$3,532,418	$3,281,045

Digital Realty Trust, Inc.

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)(1)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
			(adjusted)		(adjusted)
Net income available to common stockholders	$12,406	$10,271	$7,484	$32,972	$12,897
Adjustments:
Noncontrolling interests in operating partnership	898	757	637	2,448	1,180
Real estate related depreciation and amortization (2)	50,163	48,900	46,359	145,150	124,767
Real estate related depreciation and amortization related to investment in unconsolidated joint venture	543	858	859	2,047	2,625
FFO available to common stockholders and unitholders (3)	$64,010	$60,786	$55,339	$182,617	$141,469

Basic FFO per share and unit	$0.78	$0.74	$0.72	$2.24	$1.92
Diluted FFO per share and unit (3)	$0.74	$0.71	$0.68	$2.14	$1.84

Weighted average common stock and units outstanding
Basic	82,094	81,999	76,953	81,553	73,839
Diluted (3)	101,492	99,461	91,209	97,840	86,634

(1)    Financial information for prior periods has been adjusted for the retroactive application of the following new accounting guidance adopted by the Company effective January 1, 2009: FASB ASC Subtopic 470-20, formerly Staff Position APB 14-1 “Accounting for Convertible Debt Instruments That May be Settled Upon Conversion (Including Partial Cash Settlement)”; FASB ASC Subtopic 810-10, formerly Statement of Financial Accounting Standard No. 160 “Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51”.

(2) Real estate depreciation and amortization was computed as follows:

Depreciation and amortization per income statement	50,439	49,183	46,548	145,926	125,292
Non real estate depreciation	(276)	(283)	(189)	(776)	(525)

	$50,163	$48,900	$46,359	$145,150	$124,767

(3)    At September 30, 2009, we had 7,000 series C convertible preferred shares and 13,796 series D convertible preferred shares outstanding that were convertible into 3,615 common shares and 8,215 common shares, respectively. In addition, we had a balance of $266,400 of 5.50% exchangeable senior debentures that were exchangeable for 6,195 and 3,722 common shares on a weighted average basis for the three and nine months ended September 30, 2009, respectively. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended			Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
FFO available to common stockholders and unitholders	$64,010	$60,786	$55,339	$182,617	$141,469
Add: Series C convertible preferred dividends	1,914	1,914	1,914	5,742	5,742
Add: Series D convertible preferred dividends	4,742	4,742	4,744	14,226	12,387
Add: 5.50% exchangeable senior debentures interest expense	4,050	3,148	—	7,198	—

FFO available to common stockholders and unitholders - diluted	$74,716	$70,590	$61,997	$209,783	$159,598

Weighted average common stock and units outstanding	82,094	81,999	76,953	81,553	73,839

Add: Effect of dilutive securities (excluding series C and D convertible preferred stock)	1,373	730	2,423	735	2,016
Add: Effect of dilutive series C convertible preferred stock	3,615	3,615	3,615	3,615	3,615
Add: Effect of dilutive series D convertible preferred stock	8,215	8,215	8,218	8,215	7,164
Add: Effect of dilutive 5.50% exchangeable senior debentures	6,195	4,902	—	3,722	—

Weighted average common stock and units outstanding - diluted	101,492	99,461	91,209	97,840	86,634

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.